Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our report, incorporated herein by reference, dated July 27, 2007, for Western Asset Institutional Money Market Fund, Western Asset Institutional Government Money Market Fund, and Western Asset Institutional Municipal Money Market Fund, each a series of Legg Mason Partners Institutional Trust, as of May 31, 2007 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 26, 2007